Exhibit 99.1

Lightning eMotors Reports Financial Results for Third Quarter 2021

– Record Nine Month Revenues of $16.8 million, Increased 212% Year-Over-Year –

– Record Third Quarter Revenue of $6.3 million, Increased 65% Year-Over-Year –

– Record Third Quarter Sales of 43 Zero Emission Vehicles (“ZEV”), Increased 43% Year-Over-Year –

– Announced Entry Into Electric School Bus Space With Multi-Year Agreement With REV Group’s Collins Bus Corporation –

– Entered Into Long-Term Battery Supply Agreement With Proterra –

LOVELAND, Colo., November 15, 2021 – Lightning eMotors, Inc. (“Lightning eMotors”, “Lightning”, or the “Company”), a leading zero emissions commercial fleet vehicle designer and manufacturer, today announced consolidated results for the third quarter ending September 30, 2021.

Tim Reeser, Chief Executive Officer of Lightning eMotors said, “Lightning’s record third quarter performance continued on our strong Q2 momentum with robust vehicle sales and revenue growth. We began deliveries on our agreement with Forest River, which has a potential value of up to $850 million, and expect to deliver additional zero emission shuttle buses through the end of the year. Further, the first nine zero emission vehicles were delivered under the Collins Bus agreement, which includes an initial firm order commitment worth around $11 million to deploy over 100 all-electric Type A school buses across the U.S. and Canada through the end of 2023. Our team again this quarter leveraged our modularity and customization toolboxes and released two new exciting products - our zero emission Type A school Bus, and our zero emission Class A double-decker motorcoach, one of the largest ZEV’s in the world today, with 200 miles of range. I continue to be impressed with the speed at which our team has been able to deliver new, compelling products that are seeing immediate customer uptake.”

Reeser continued, “During the third quarter, we were very focused on addressing supply chain constraints through the addition of new suppliers. We entered into a long-term agreement with Proterra, which we believe will provide us greater visibility into our battery supply into 2025 and expect to deliver our first vehicles powered by Proterra in Q4. We continue to believe that the progress we’ve made with our suppliers will help  mitigate our battery supply constraints and lower costs in 2022 and beyond, while also enhancing our product reliability. Additionally, we expect our first purpose built Lightning eChassis to ship in 2022, which will help address the industry chassis shortage.”

Key Company Highlights

Lightning recently announced a strategic customer relationship with REV Group’s Collins Bus. We continue to develop relationships with other leading vocational vehicle OEMs and suppliers:

●	Lightning eMotors and Forest River Inc. Reach Multiyear Agreement for up to $850M in Zero-Emission Bus Technology Plus Charging Products and Services

●	Lightning eMotors Enters the Electric School Bus Space with Multiyear Agreement with REV Group's Collins Bus
●	Lightning eMotors Partners with ABB to Provide DC Fast Chargers
●	Lightning eMotors and Ricardo sign strategic partnership to provide commercial electric vehicles to United Kingdom customers
●	Lightning eMotors Sees Acceleration of Electrified Vehicle Deployment with California Transit Agencies
●	Lightning eMotors Enters Canada’s Commercial EV Market with Fully Electric Refrigerated Delivery Vehicles
●	Lightning eMotors Develops Largest Battery All-Electric Double-Decker Motor Coach Available
●	Proterra to Supply Battery Technology for up to 10,000 Lightning eMotors Electric Commercial Vehicles

Lightning eMotors is a leading electric commercial fleet designer and manufacturer, providing zero emission solutions (both Battery Electric and Fuel Cell Electric) for commercial fleets, including without limitation, Class 3-5 cargo and passenger vehicles, school buses, Class 5-6 work trucks, and Class 7 city buses and motorcoaches. The Company is focused on eradicating commercial fleet emissions without compromising on safety of efficiency in our commercial fleets. Lightning eMotors’ ongoing focus has been on providing a broad range of zero emission vehicle platforms and charging solutions to help fleets reduce emissions and improve their energy efficiency.

Third Quarter 2021 Financial Results

	Three Months Ended September 30,
	2021	2020	% Change
	(dollar and share amounts in thousands)
Revenues	$6,257	$3,802	65%
Revenues based on:
Vehicle conversions (units)	43	30	43%
Powertrain systems (units)	—	—	nm*
Gross Loss	$(769)	$(136)	465%
Operating expenses	$10,122	$3,045	232%
Loss from operations	$(10,891)	$(3,181)	242%
Net Loss	$(49,461)	$(18,684)	165%
Net loss per share basic and diluted	$(0.67)	$(0.59)	13%
Weighted average shares outstanding basic and diluted	73,740	31,585	nm*
Adjusted EBITDA[1]	$(9,287)	$(2,833)	nm*
Adjusted net loss[1]	$(13,522)	$(3,897)	nm*

* Not Meaningful
¹Adjusted EBITDA and adjusted net loss are non-GAAP measures, see explanatory language and reconciliation to the GAAP measures below

Revenues were $6.3 million, compared to $3.8 million for the prior-year period an increase of 65% year-over-year, primarily driven by record sales of 43 complete commercial electric vehicles, compared to the sale of 30 complete commercial electric vehicles in the prior-year period.

Gross loss was $0.8 million compared to $0.1 million in the prior-year period. Gross margin was -12.3% compared to -3.6% in the prior-year period, primarily due to higher factory overhead and warranty expenses in the current period.

Operating expenses were $10.1 million compared to $3.0 million in the prior-year period, primarily due to new public company costs and increased payroll expense due to higher engineering headcount to advance the design and development of zero emission vehicles, refine and improve production processes and increased in-house engineering to support new ZEV platforms and features.

Loss from operations was $10.9 million, compared to $3.2 million during the same period in the prior year.

Net loss was $49.5 million, compared to net loss of $18.7 million during the prior-year period. The change in net loss was primarily due to a $31.8 million non-cash change in the fair value of the earnout liability and a $5.0 million non-cash change in the fair value of a derivative liability, as well as higher operating expenses and interest expense, partially offset by a gain on extinguishment of debt. Basic and diluted net loss per share was $0.67, compared to $0.59 in the prior-year period.

Adjusted EBITDA was -$9.3 million, compared to -$2.8 million during the same period in the prior year. Adjusted net loss was $13.5 million, compared to $3.9 million during the same period in the prior year. Adjusted EBITDA and adjusted net loss are non-GAAP measures. See explanatory language and reconciliation to the GAAP measures below.

First Nine Months 2021 Financial Results

	Nine Months Ended September 30,
	2021	2020	% Change

	(dollar and share amounts in thousands)
Revenues	$16,771	$5,368	212%
Revenues based on:
Vehicle conversions (units)	110	40	175%
Powertrain systems (units)	2	5	(60)%
Gross Loss	$(2,621)	$(845)	210%
Operating expenses	$31,459	$7,715	308%
Loss from operations	$(34,080)	$(8,560)	298%
Net Loss	$(122,955)	$(24,272)	407%
Net loss per share basic and diluted	$(2.22)	$(0.83)	168%
Weighted average shares outstanding basic and diluted	55,298	29,306	nm*
Adjusted EBITDA[1]	$(22,832)	$(8,037)	nm*
Adjusted net loss[1]	$(32,944)	$(9,649)	nm*

* Not Meaningful
¹Adjusted EBITDA and adjusted net loss are non-GAAP measures, see explanatory language and reconciliation to the GAAP measures below

Revenues were $16.8 million, compared to $5.4 million for the prior-year period, an increase of 212% year-over-year, primarily driven by record sales of 110 complete commercial electric vehicles and 2 powertrain systems, compared to the sale of 40 complete commercial electric vehicles and 5 powertrain systems in the prior-year period. Revenue contribution was broad based, stemming from a variety of segments including, Class 3 cargo vans and shuttle buses, Class 3 ambulances, Class 3 refrigerated vans, Class 4 Cargo trucks and shuttles buses, Class 5 shuttle buses, Class 3 and 4 powertrains for repower and new OEM applications, telematics and analytics subscriptions, and charging systems and accessories.

Gross loss was $2.6 million compared to $0.8 million in the prior-year period, primarily due to higher revenue. Gross margin was -15.6% compared to -15.7% in the prior-year period.

Operating expenses were $31.5 million compared to $7.7 million during the same period in the prior year, primarily due to the increase in non-recurring expenses related to the business combination with GigCapital3, new public company costs, and increased payroll expense due to higher headcount in administration and sales to support the growing sales, backlog and production, and higher engineering headcount to advance the development and design of vehicles, refine and improve production processes and enhance in-house engineering capabilities.

Loss from operations was $34.1 million, compared to $8.6 million during the same period in the prior year.

Net loss was $123.0 million, compared to net loss of $24.3 million during the same period in the prior year. The change in net loss was primarily due to a $44.2 million non-cash change in the fair value of the earnout liability, a $28.1 million non-cash change in the fair value of warrant liabilities, and a $9.3 million non-cash change in the fair value of a derivative liability as well as higher operating expenses and interest expense, partially offset by a gain on extinguishment of debt. Basic and diluted net loss per share was $2.22, compared to $0.83 in the prior-year period.

Adjusted EBITDA was -$22.8 million, compared to -$8.0 million during the same period in the prior year. Adjusted net loss was $32.9 million, compared to $9.6 million during the same period in the prior year. Adjusted EBITDA and adjusted net loss are non-GAAP measures. See explanatory language and reconciliation to the GAAP measures below.

We ended the quarter with $187.2 million in cash and cash equivalents on the balance sheet.

Order Backlog and Awarded Orders

As of September 30, 2021, the Company had an order backlog—including full vehicle powertrain system conversions and powertrain systems to be sold directly to customers and charging systems—of approximately 1,617 units valued at $171.4 million, up 72%  from the prior-year period. The increase in the order backlog, comprised of non-binding agreements and purchase orders from customers, reflects continued robust demand for the Company’s vehicle conversions, powertrain systems, analytics, and telematics subscriptions.

The Company’s sales pipeline remains strong at $1,319 million and is expected to grow further due to favorable news at the local, state and federal level that suggests broad support for commercial fleet electrification, as well as an expanding sales force. Sales pipeline may not be indicative of future sales and can vary significantly from period to period.

Guidance

Over the course of the last 45 days, we have pushed out over 60 expected vehicle sales from the fourth quarter into 2022 due to supply chain disruptions with our chassis and other component suppliers. We continue to experience supply chain challenges as we are reliant on a number of different suppliers for our components.  Delays associated with any of these components may impact the timing of revenue. Fortunately, our customers remain supportive, and we have not seen any order cancellations. Based on these current business conditions, for the quarter ending December 31, 2021, the Company therefore expects:

●	Revenues to be in the range of $4 million to $6 million.
●	Vehicle and powertrain sales to be in the range of 40 units to 60 units.

●	Adjusted EBITDA to be in the range of -$13 million to -$15 million.

Webcast and Conference Call Information

Company management will host a webcast and conference call on November 15, 2021, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s third quarter update presentation by logging onto the Investor Relations section of the Company's website at https://ir.lightningemotors.com/.

The conference call can be accessed live over the phone by dialing 1-877-407-9039 (domestic) or +1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pin number for the replay is 13721941. The replay will be available until 11:59 p.m. Eastern Time on November 29, 2021.

About Lightning eMotors

Lightning eMotors has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero emission vehicle solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans and ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 6 work trucks and school buses, Class 7 city buses, and Class A motorcoaches. The Lightning eMotors’ team designs, engineers, customizes, and manufactures ZEVs to support the wide array of fleet customer needs, with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit https://lightningemotors.com.

Investor Relations Contact:

1-800-223-0740

ir@lightningemotors.com

Media Relations Contact:

Nick Bettis

(800) 223-0740

pressrelations@lightningemotors.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Lightning eMotors (including guidance), its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and expenses, its expectations regarding the availability and timing of components and supplies and the business plans of Lightning eMotors’ management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Lightning eMotors considering their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Lightning eMotors as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Lightning eMotors will be those anticipated. These forward-looking statements contained in this press release are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions and other factors include, but are not limited to: (i) those related to our operations and business and financial performance; (ii) our ability to have access to an adequate supply of motors, chassis and other critical components for our vehicles on the timeline we expect (iii) our ability to attract and retain customers; (iv) backlog amounts that may not result in actual revenue or be indicative of future revenues or sales; (v) our ability to up-sell and cross-sell to customers; (vi) the success of our customers' development programs which will drive future revenues; (vii) our ability to execute on our business strategy; (viii) our ability to compete effectively; (ix) our ability to manage growth, scale up infrastructure and manage increased headcount; (x) the ability of the Company to maintain the New York Stock Exchange’s listing standards, (xi) the potential severity, magnitude and duration of the COVID-19 pandemic as it affects our business operations, global supply chains, financial results and position and on the U.S. and global economy; (xii) current market conditions and federal, state, and local laws, regulations and government incentives, particularly those related to the commercial electric vehicle market; (xiii) the volatility in the price of our securities due to a variety of factors, including changes in the competitive industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the capital structure; (xiv) planned and potential business or asset acquisitions or combinations; (xv) the size and growth of the markets in which we operate; (xvi) the mix of products utilized by the Company’s customers and such customers’ needs for these products; (xvii) market acceptance of new product offerings; and (xviii) our funding and liquidity plans. Moreover, we operate in a competitive and rapidly changing environment, and new risks may emerge from time to time. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.

Lightning eMotors, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$6,257	$3,802	$16,771	$5,368
Cost of revenues	7,026	3,938	19,392	6,213
Gross loss	(769)	(136)	(2,621)	(845)
Operating expenses
Research and development	823	287	2,214	742
Selling, general and administrative	9,299	2,758	29,245	6,973
Total operating expenses	10,122	3,045	31,459	7,715
Loss from operations	(10,891)	(3,181)	(34,080)	(8,560)
Other expenses
Interest expense	3,983	862	9,534	1,242
(Gain) loss from change in fair value of warrant liabilities	(27)	14,533	28,108	14,363
Loss from change in fair value of derivative liability	5,023	—	9,290	—
Loss from change in fair value of earnout liability	31,788	—	44,164	—
Gain on extinguishment of debt	(2,194)	—	(2,194)	—
Other (income) expense	(3)	108	(27)	107
Total other expenses	38,570	15,503	88,875	15,712
Net loss	$(49,461)	$(18,684)	$(122,955)	$(24,272)
Net loss per share	$(0.67)	$(0.59)	$(2.22)	$(0.83)
Weighted-average shares outstanding, basic and diluted	73,740,294	31,585,159	55,298,257	29,305,734

Lightning eMotors, Inc.

Consolidated Balance Sheets

(in thousands, except shares)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$187,236	$460
Accounts receivable, net	12,070	4,122
Inventories	10,761	5,743
Prepaid expenses and other current assets	7,237	3,999
Total current assets	217,306	14,324
Property and equipment, net	4,330	2,615
Operating lease right-of-use asset, net	8,840	7,881
Other assets	145	45
Total assets	$230,621	$24,865
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,736	$2,599
Accrued expenses and other current liabilities	6,740	2,890
Warrant liability	1,481	21,155
Current portion of long-term debt	—	7,954
Current portion of long-term debt - related party	—	6,225
Current portion of operating lease obligation	1,035	1,769
Current portion of finance lease obligation	—	54
Total current liabilities	12,992	42,646
Long-term debt, convertible note net of debt discount	58,740	—
Long-term debt, net of current portion and debt discount - related party	2,956	1,649
Operating lease obligation, net of current portion	9,431	7,265
Derivative liability	21,368	—
Earnout liability	123,124	—
Total liabilities	228,611	51,560
Commitments and contingencies (Note 14)
Stockholders’ equity (deficit)
Preferred stock, par value $.0001, 1,000,000 shares authorized no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, par value $.0001, 250,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 74,827,128 and 32,949,507 shares issued and outstanding as of September 30, 2021 and December 31, 2020	7	3
Additional paid-in capital	205,753	54,097
Accumulated deficit	(203,750)	(80,795)
Total stockholders’ equity (deficit)	2,010	(26,695)
Total liabilities and stockholders’ equity (deficit)	$230,621	$24,865

Lightning eMotors, Inc.

Consolidated Statements of Cash Flows

(in thousands, except shares)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(122,955)	$(24,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	605	263
Provision for doubtful accounts	142	—
Gain on disposal of fixed asset	(9)	—
Gain on extinguishment of debt	(2,194)	—
Change in fair value of warrant liability	28,108	14,363
Change in fair value of earnout liability	44,164	—
Change in fair value of derivative liability	9,290	—
Stock-based compensation	1,545	260
Amortization of debt discount	4,598	470
Non-cash impact of operating lease right of use asset	1,453	795
Issuance of common stock warrants for services performed	433	—
Other non-cash expenses	—	164
Changes in operating assets and liabilities that (used) provided cash:
Accounts receivable	(8,090)	(2,939)
Inventories	(5,018)	(953)
Prepaid expenses and other current assets and other assets	(6,511)	(195)
Accounts payable	1,293	233
Accrued expenses and other current liabilities	5,184	118
Net cash used in operating activities	(47,964)	(11,693)
Cash flows from investing activities
Purchase of property and equipment	(2,320)	(1,301)
Proceeds from disposal of property and equipment	9	—
Net cash used in investing activities	(2,311)	(1,301)
Cash flows from financing activities
Proceeds from term loan and working capital facility	—	1,000
Proceeds from convertible notes payable, net of issuance costs paid	95,000	9,379
Proceeds from Business combination and PIPE Financing, net of issuance costs paid	142,796	—
Proceeds from facility borrowings	7,000	—
Repayments of facility borrowings	(11,500)	—
Proceeds as part of a redemption of convertible notes payable and Series C redeemable convertible preferred stock and warrants	—	3,000
Proceeds from the exercise of Series C redeemable convertible preferred warrants	3,100	—
Proceeds from exercise of common warrants	157	—
Proceeds from issuance of Series C convertible preferred stock and preferred stock warrants	—	3,225
Payments on finance lease obligations	(54)	(50)
Proceeds from exercise of stock options	552	44
Net cash provided by financing activities	237,051	16,598
Net increase in cash	186,778	3,604
Cash - Beginning of year	460	1,297
Cash - End of period	$187,238	$4,901
Supplemental cash flow information - Cash paid for interest	$2,559	$641
Significant noncash transactions
Earnout liability at inception	$78,960	$—
Warrant liability at inception	1,253	—
Derivative liability at inception	17,063	—
Conversion of short-term convertible notes for common stock	9,679	—
Conversion of convertible notes for common stock	10,089	—
Conversion of warrant liabilities for common stock	37,580	—
Conversion of convertible notes payable into Series C redeemable convertible preferred stock	—	3,000

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information among other operational metrics to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA, Adjusted EBITDA and Adjusted Net Loss

EBITDA is defined as net loss before depreciation and amortization and interest expense. Adjusted EBITDA is defined as net loss before depreciation and amortization, interest expense, stock-based compensation, gains or losses related to the change in fair value of warrant, derivative and earnout share liabilities, gains or losses on extinguishment of debt and other non-recurring costs determined by management, such as Business Combination related expenses. Adjusted net loss is defined as net loss adjusted for stock-based compensation expense, gains or losses related to the change in fair value of warrant, derivative and earnout share liabilities, gains or losses on extinguishment of debt and certain other non-recurring costs determined by management, such as Business Combination related expenses. EBITDA, adjusted EBITDA and adjusted net loss are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that using EBITDA, adjusted EBITDA and adjusted net loss provide an additional tool for investors to use in evaluating ongoing operating results and trends while comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA, adjusted EBITDA and adjusted net loss we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA, adjusted EBITDA and adjusted net loss may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, adjusted EBITDA and adjusted net loss in the same fashion.

Because of these limitations, EBITDA, adjusted EBITDA and adjusted net loss should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, adjusted EBITDA and adjusted net loss on a supplemental basis. You should review the reconciliations of net loss to EBITDA and adjusted EBITDA and net loss to adjusted net loss below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(dollar amounts in thousands)
Net loss	$(49,461)	$(18,684)	$(122,955)	$(24,272)
Adjustments:
Depreciation and Amortization	255	94	605	263
Interest expense	3,983	862	9,534	1,242
EBITDA	$(45,223)	$(17,728)	$(112,816)	$(22,767)
Stock-based compensation	1,349	254	1,545	260
(Gain) loss from change in fair value of warrant liabilities	(27)	14,533	28,108	14,363
Loss from change in fair value of derivative liability	5,023	—	9,290	—
Loss from change in fair value of earnout liability	31,788	—	44,164	—
Gain on extinguishment of debt	(2,194)	—	(2,194)	—
Other (income) expense	(3)	108	(27)	107
Business Combination expense	—	—	9,098	—
Adjusted EBITDA	$(9,287)	$(2,833)	$(22,832)	$(8,037)

10

The following table reconciles net loss to adjusted net loss for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Loss	$(49,461)	$(18,684)	$(122,955)	$(24,272)
Adjustments:
Stock-based compensation	1,349	254	1,545	260
Business Combination expense	-	-	9,098	-
(Gain) loss from change in fair value of warrant liabilities	(27)	14,533	28,108	14,363
Loss from change in fair value of derivative	5,023	-	9,290	-
Loss from change in fair value of earnout liability	31,788	-	44,164	-
Gain on extinguishment of debt	(2,194)	-	(2,194)	-
Adjusted net loss	$(13,522)	$(3,897)	$(32,944)	$(9,649)

11